EXHIBIT 99.1

Contact:	Jon F. Weber President and Chief Financial Officer (914) 242-7700
FOR IMMEDIATE RELEASE
AMERICAN REAL ESTATE PARTNERS, L.P.
REPORTS FIRST QUARTER RESULTS,
APPROVES $0.10 PER UNIT QUARTERLY DISTRIBUTION
Mount Kisco, New York, May 11, 2006 - American Real Estate Partners, L.P. (“AREP”) (NYSE:ACP) today reported its first quarter financial results. The results reflect the full quarter results for AREP’s Oil and Gas, Gaming, Real Estate and Home Fashion segments.
In addition, AREP reported that its Board of Directors approved payment of a quarterly cash distribution of $0.10 per unit on its depositary units for the second quarter of this year. The distribution is payable on June 1, 2006 to depositary unitholders of record at the close of business on May 22, 2006.
For the three months ended March 31, 2006, revenues increased to $500.0 million from $156.4 million during the three months ended March 31, 2005. The revenue increase of $343.6 million was primarily due to the inclusion of AREP’s Home Fashion revenues of $243.5 million in the three months ended March 31, 2006 and a $92.6 million increase in revenues in the Oil and Gas business.
AREP reported operating income of $39.1 million for the first quarter of 2006 compared to an operating loss of $3.4 million for the first quarter of 2005. Included in operating income for 2006 are unrealized gains on oil and gas hedging contracts of $37.3 million, non-cash restructuring and impairment charges in connection with planned plant closings at our Home Fashion business of $9.8 million, and a non-cash charge of $6.2 million relating to cancellation of unit options previously granted to our principal executive officer.

The following table presents results for the first quarter of 2006 and 2005 by segment
($ in millions):

	Operating Income (Loss)		Depreciation, Depletion & Amortization
	2006	2005	2006	2005
Oil and Gas (1)	$65.0	$(21.4)	$24.1	$20.3
Gaming	$19.4	$18.7	$9.4	$9.2
Real Estate	$4.0	$2.2	$1.4	$1.4
Home Fashion (2)	$(38.0)	—	$10.4	—
Holding Company (3)	$(11.3)	$(2.9)	$1.3	$1.6

Total	$39.1	$(3.4)	$46.6	$32.5

(1)	Operating income for Oil and Gas is increased by the effects of unrealized gains on derivative contracts of $37.3 million in 2006 and reduced by the effects of unrealized losses on derivative contracts of $38.8 million in 2005.

(2)	Operating loss for Home Fashion includes $9.8 million in non-cash restructuring and impairment charges in connection with planned plant closings.

(3)	Holding Company Costs include a $6.2 million non-cash charge relating to cancellation of unit options previously granted to our principal executive officer.
Oil and Gas
     AREP conducts its oil and gas operations through its wholly-owned subsidiary, NEG Oil & Gas LLC. NEG Oil & Gas currently includes AREP’s 50.01% ownership interest in National Energy Group, Inc., its managing membership interest in NEG Holding LLC, its indirect membership interest (through National Energy Group) in NEG Holding, and its 100% ownership interest in National Onshore LP and National Offshore LP.
     For the first quarter of 2006, AREP’s Oil and Gas business had revenues of $108.3 million, an increase of $92.6 million over first quarter 2005. Operating income increased by $86.4 million to $65.0 million and depreciation, depletion and amortization was $24.1 million. Oil and Gas revenues and operating income include the effect of unrealized gains on oil and gas hedging contracts of $37.3 million for first quarter 2006 and losses of $38.8 million for first quarter 2005.
Gaming
     AREP’s wholly-owned subsidiary, American Casino & Entertainment Properties LLC, owns three Las Vegas casinos, Stratosphere Casino Hotel & Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder. AREP owns 58.2% of the common stock of Atlantic Coast Entertainment Holdings, Inc. and Atlantic Coast owns The Sands Hotel and Casino in Atlantic City, New Jersey.

     For the first quarter of 2006, AREP’s gaming business had net revenues of $126.7 million, an increase of 3.3% over the first quarter of 2005, operating income of $19.4 million, an increase of 3.7% over the first quarter of 2005, and depreciation and amortization of $9.4 million.
Real Estate
     AREP’s real estate activities comprise three segments: rental real estate; property development and resort operations. For the first quarter of 2006, real estate activities had revenues of $21.5 million, an increase of 19.0% over the first quarter of 2005, operating income of $4.0 million, an increase of 78.5% over the first quarter of 2005, and depreciation and amortization of $1.4 million.
     AREP has been marketing for sale portions of its net lease portfolio and, accordingly, carries such properties as “discontinued operations” in its financial statements. For the first quarter of 2006, AREP sold four properties for proceeds of $1.0 million and recorded a gain from discontinued operations of $0.3 million. For the first quarter of 2005, AREP sold four properties for proceeds of $43.5 million and recorded a gain from discontinued operations of $13.0 million.
Home Fashion
     On August 8, 2005, WestPoint International, Inc., an indirect subsidiary of AREP, completed the acquisition of substantially all the assets of WestPoint Stevens Inc. WestPoint International is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products.
     For the three months ended March 31, 2006, AREP’s home fashion segment had revenues of $243.5 million, an operating loss of $38.0 million and depreciation and amortization of $10.4 million. Included in the operating loss are $9.8 million of restructuring and impairment charges. The minority interests of $15.1 million in our statement of operations represent principally the share of losses relating to the 32.3% of WestPoint International owned by non-AREP investors.
Holding Company Activity
     Total general and administrative expenses (including acquisition costs) incurred by the holding company were $11.3 million for the first quarter of 2006 compared to $2.9 million for the first quarter of 2005. Included in the 2006 period expenses is a $6.2 million non-cash charge relating to the cancellation of options.
* * *
Conference Call Information: AREP will hold a conference call to discuss financial and operational results on Wednesday, May 17, 2006 at 10:00 a.m., Eastern Daylight Time. The webcast will be broadcast live and may be joined by visiting AREP’s website at

http://www.areplp.com. It will also be archived and made available at http://www.areplp.com under the Investor Relations Section. For those wishing to monitor only the audio portion of the webcast, the dial-in number is 1-800-500-3792. The access code is 1052034.
AREP, a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP’s businesses currently include Oil and Gas; Gaming; Real Estate; and Home Fashion.
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; risks related to our gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to oil and gas exploration and production operations, including costs of drilling, completing and operating wells and the effects of regulation; risks related to our real estate activities including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, competition for investment properties, and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I
CONSOLIDATED STATEMENTS OF OPERATIONS
In millions of dollars except per unit data

	Three Months Ended
	March 31,
	2006	2005

Revenues	$500.0	$156.4

Operating income (loss)	$39.1	$(3.4)
Interest expense	(30.6)	(23.2)
Interest income	12.6	12.4
Other income, net	21.5	26.0

Income before tax and minority interests	42.6	11.8
Income tax expense	(8.7)	(3.4)
Minority interests	15.1	0.9

Income from continuing operations	49.0	9.3
Income from discontinued operations	0.7	19.3

Net earnings	$49.7	$28.6

Net earnings attributable to
Limited partners	$48.7	$43.1

General partner	1.0	(14.5)
	$49.7	$28.6

Net earnings per LP unit:
Basic earnings:
Income from continuing operations	$0.78	$0.53
Income from discontinued operations	0.01	0.41

Basic earnings per LP unit	$0.79	$0.94

Weighted average units
Outstanding	61.9	46.1

Diluted earnings:
Income from continuing operations	$0.76	$0.51
Income from discontinued operations	0.01	0.38

Diluted earnings per L.P. unit	$0.77	$0.89

Weighted average units and equivalent units outstanding	64.8	49.9

APP-I-1

APPENDIX II
CONSOLIDATED SUMMARY BALANCE SHEET
The following table presents AREP’s consolidated summary balance sheet data as of March 31, 2006 and
December 31, 2005 ($ in millions):

	March 31,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$464.9	$576.1
Investments	876.3	820.7
Other current assets	931.0	787.3

Total current assets	2,272.2	2,184.1

Investments	16.0	16.0
Total property, plant and equipment, net	1,651.3	1,635.2
Other assets	107.5	107.8
Intangible assets	23.4	23.4

Total assets	$4,070.4	$3,966.5

Liabilities
Total current liabilities	$626.4	$550.6
Long-term debt	1,413.6	1,411.7
Other non-current liabilities	83.8	89.1
Preferred limited partnership units	113.4	112.1

Total liabilities	2,237.2	2,163.5

Minority interests	289.5	304.6

Partners’ equity	1,543.7	1,498.4

Total liabilities and partners’ equity	$4,070.4	$3,966.5

APP-II-1